Exhibit 99.1

Chardan Healthcare Acquisition Corp. Announces Merger Agreement with BiomX Ltd.

– Combined Company Expected to Be Listed on the NYSE American Stock Exchange –

– Joint Investor Conference Call Scheduled for July 17, 2019 –

NEW YORK and Ness Ziona, Israel, July 16, 2019 -- Chardan Healthcare Acquisition Corp. (NYSE: CHAC, “CHAC”), a special purpose acquisition company (“SPAC”) sponsored by affiliates of Chardan Capital Markets LLC (“Chardan”), announced today that it has entered into a definitive agreement for a business combination with BiomX Ltd. (“BiomX”), a microbiome company developing both natural and engineered phage therapies.

Assuming no redemption of CHAC shareholders, the combined company will have an initial market capitalization of approximately $254 million. Upon closing of the transaction, it is expected that CHAC will be renamed BiomX and remain on the NYSE American Stock Exchange, listed under a new ticker symbol.

CHAC has entered into a mix of commitments including purchase and sale, backstop, and voting agreements with BiomX and with investors – including OrbiMed, RTW Investment, Johnson & Johnson Innovation - JJDC, Inc. (JJDC), Takeda Ventures, Inc., Seventure Partners’ Health for Life Capital I, SBI Japan-Israel Innovation Fund, as well as RM Global Partners (RMGP) BioPharma Investment Fund – so that the $50 million minimum closing condition for the transaction has been satisfied prior to today’s announcement.

Proceeds from the transaction will provide BiomX with substantial growth capital and the flexibility of a public listing to further accelerate BiomX’s expansion as a leading microbiome product discovery company. BiomX is developing customized phage-based products designed to improve the appearance of acne-prone skin and eradicate harmful bacteria in chronic diseases. The company’s pipeline includes preclinical candidates for acne-prone skin, inflammatory bowel disease (IBD), primary sclerosing cholangitis (PSC), and colorectal cancer (CRC). BiomX’s product for acne-prone skin is anticipated to begin clinical testing by the end of 2019. The combined company will continue to be led by BiomX’s experienced management team headed by Chief Executive Officer Jonathan Solomon.

“We created CHAC to partner with an innovative biotechnology company that would benefit from a public listing, could use our cash resources to implement groundbreaking clinical work, and whose products and technology could lead to significant growth and drive long-term returns for our shareholders,” said Jonas Grossman, CHAC’s President and Chief Executive Officer. “BiomX has all those qualities, along with an experienced management team ready to take the reins of a public company. We believe this transaction leaves BiomX with a strong balance sheet and sufficient cash for the company to reach multiple value inflection points in its leading clinical programs”. George Kaufman, CFO and Head of Strategy at CHAC, noted, “We believe we have structured a transaction that will deliver value to all stakeholders and creates opportunity for new investors. We are excited to make use of inherent features of the SPAC in combination with the fundamental qualities of BiomX- and supportive shareholders for the benefit of all of our partners.”

“Having our existing investors participate in this financing, along with additional life science funds who have not previously invested in BiomX, demonstrates their confidence in our approach of using both natural and engineered phage cocktails to eradicate harmful bacteria in chronic diseases and conditions,” said Jonathan Solomon, Chief Executive Officer of BiomX. “This merger will provide us with substantial additional financial resources that will support our upcoming clinical trials, speed up our preclinical research and help expand our manufacturing capabilities.”

Gbola Amusa, M.D., C.F.A, Executive Chairman of CHAC, added, “We see growing investment momentum and interest in phage as a potentially disruptive and safe precision tool for the eradication of specific harmful strains of bacteria. BiomX is well positioned to develop novel phage therapies based in part on its unique blend of state-of-the-art microbiome, phage, computational biology, and synthetic biology technologies originally licensed from sources like the Weizmann Institute and MIT. In addition, BiomX is targeting substantial commercial markets. The global market for cosmetics products for acne-prone skin according to WiseGuy Reports was approximately $4 billion in 2018. EvaluatePharma estimates the global IBD and global colorectal cancer markets, respectively, generated $17.7 billion and $8.4 billion in prescription sales in 2018. For another of BiomX’s target indications, PSC, we estimate the total addressable US market could be more than $3.5 billion in sales.”

“We have supported BiomX’s development and growth because of its talented management team and innovative drug development capabilities,” said Robbie Woodman, Ph.D., Senior Partner at Takeda Ventures, Inc. and member of the BiomX Board of Directors. “The combined company is well positioned to advance its programs for acne-prone skin, IBD and PSC.”

The respective boards of directors of both CHAC and BiomX have approved the proposed transaction. Completion of the transaction, which is expected in October 2019, is subject to approval by CHAC stockholders and satisfaction of other closing conditions.

Chardan is acting as CHAC’s M&A and capital markets advisor. Cantor is acting as capital markets advisor to BiomX. Loeb & Loeb LLP and Meitar Liquornik Geva Leshem Tal are representing CHAC. Goodwin Procter LLP, Mayer Brown LLP and ZAG-S&W Zysman Aharoni Gayer & Co are representing BiomX.

Summary of Transaction

CHAC raised $70 million in its IPO which is now held in a trust account. Under the terms of the proposed transaction announced today, CHAC will issue 16.625 million shares and vested securities to current securityholders of BiomX. Certain BiomX shareholders may, subject to the terms of the investment agreements, receive up to an additional 6.0 million CHAC shares: 2.0 million shares if the share price exceeds $16.50 by fiscal year 2021, an additional 2.0 million shares if the share price exceeds $22.75 by fiscal year 2023, and an additional 2.0 million shares if the share price exceeds $29.00 by fiscal year 2025.

After giving effect to the investor transactions being undertaken in order to meet the minimum cash condition, and assuming no redemption from CHAC shareholders, it is estimated that the current securityholders of BiomX will own approximately 73% of the issued and outstanding vested securities in the combined company at closing.

Post-closing, Mr. Solomon and three current BiomX directors will join Mr. Grossman and Dr. Amusa from CHAC on the seven-person board of directors. An additional board member will be designated by BiomX.

The description of the business combination contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the business combination, a copy of which will be filed by CHAC with the Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K. Additional information about the proposed transaction will be described in CHAC’s preliminary proxy statement relating to the business combination, which CHAC will file with the SEC.

Conference Call Scheduled

CHAC will host a conference call to discuss the proposed business combination with the investment community on July 17, 2019 at 8:30 AM EDT. Investors may listen to the conference call by dialing (877) 705-6003 toll-free in the U.S. or (201) 493-6725 internationally. The conference ID number is 13692693. The conference call webcast will be available at http://public.viavid.com/index.php?id=135425. A related investor presentation with more detailed information regarding the proposed transaction will be furnished today to the SEC, and can be viewed at the SEC’s website at www.sec.gov. A transcript of the investor call, when available, as well as the investor presentation, can also be found on the BiomX website provided below.

About BiomX

BiomX is a preclinical stage microbiome company developing both natural and engineered phage cocktails designed to target and destroy bacteria that affect the appearance of skin, as well as harmful bacteria in chronic diseases, such as IBD, PSC, and cancer. BiomX discovers and validates proprietary bacterial targets and customizes phage compositions against these targets.

www.biomx.com.

No portion of BiomX’s website is incorporated by reference into or otherwise deemed to be a part of this press release.

About Chardan Healthcare Acquisition Corp.

CHAC is a special purpose acquisition company formed for the purpose of effecting a merger, acquisition, or similar business combination. CHAC raised $70.0 million in December 2018 for the purpose of combining with a public or privately-held operating business. CHAC was founded and sponsored by affiliates of Chardan Capital Markets LLC. CHAC is Chardan’s fifth publicly traded acquisition vehicle.

Safe Harbor Language

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed business combination, including the anticipated initial enterprise value and post-closing equity value, the benefits of the proposed business combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the proposed transactions contemplated by the definitive agreement. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHAC and BiomX managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event that could give rise to the termination of the agreement with respect to the business combination; (2) the outcome of any legal proceedings that may be instituted against CHAC, the combined company, or others following the announcement of the business combination and the business combination agreement; (3) the inability to complete the business combination due to the failure to obtain approval of CHAC’s stockholders or to satisfy other conditions to closing in the business combination agreement; (4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws; (5) the ability to meet NYSE American listing standards following the consummation of the business combination; (6) the risk that the business combination disrupts current plans and operations of BiomX as a result of the announcement and consummation of the business combination; (7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with third parties and partners, obtain adequate supply of raw materials and retain its management and key employees; (8) costs related to the business combination; (9) changes in applicable laws or regulations; (10) the possibility that BiomX or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (11) BiomX estimates of expenses; (12) the impact of foreign currency exchange rates and interest rates fluctuations on the results of BiomX or the combined company; and (13) other risks and uncertainties indicated in the proxy statement of CHAC to be filed by CHAC with the SEC in connection with the business combination, including those under “Risk Factors” therein, and other documents filed or to be filed from time to time with the SEC by CHAC. A further list and description of risks and uncertainties can be found in CHAC’s Prospectus dated December 14, 2018 filed with the SEC and in the proxy statement on Schedule 14A that will be filed with the SEC by CHAC in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this press release is based only on information currently available to CHAC and BiomX and speaks only as of the date on which it is made. CHAC and BiomX undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Important Information

BiomX Ltd. (“BiomX”), Chardan Healthcare Acquisition Corp. (“CHAC”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of CHAC common stock in respect of the proposed transaction described herein. Information about CHAC’s directors and executive officers and their ownership of CHAC’s common stock is set forth in CHAC’s Prospectus dated December 14, 2018 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

In connection with the transaction described herein, CHAC will file relevant materials with the SEC including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CHAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CHAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CHAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHAC, BIOMX AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by CHAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Chardan Healthcare Acquisition Corp., 17 State Street, 21st Floor, New York, NY 10004.

CHAC contact:
Jonas Grossman
Chief Executive Officer

Chardan Healthcare Acquisition Corp.
+1-212-920-9000

grossmanj@chardanspac.com

BiomX contact:
Assaf Oron
Chief Business Officer
BiomX
+972-54-2228901
assafo@biomx.com

Media contact:
Shai Biran, Ph.D.
MacDougall
+1-781-235-3060
biomx@macbiocom.com

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